Exhibit 4.28

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

By and Among

RENREN INC.

NUOMI HOLDINGS INC.

And

BAIDU HOLDINGS LIMITED

dated as of

January 22, 2014

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8.	Indemnity		9
	8.1	Indemnity	9
	8.2	Notification and Cooperation	10
	8.3	No Qualification or Limitation	10
	8.4	Further Limitations	10
	8.5	Setoff	11
	8.6	Survival	11
	8.7	Exclusive Right	11
	8.8	Sole Liability	11

9.	Miscellaneous		12
	9.1	Survival	12
	9.2	Defined Terms Used in this Agreement	12
	9.3	Transaction Fees and Expenses	14
	9.4	Transfer; Successors and Assigns	14
	9.5	Governing Law	14
	9.6	Counterparts	14
	9.7	Titles and Subtitles	14
	9.8	Requests and Notices	14
	9.9	Amendments and Waivers	16
	9.10	Severability	16
	9.11	Delays or Omissions	16
	9.12	Entire Agreement	17
	9.13	Dispute Resolution	17

INDEX OF SCHEDULES

Schedule I — Seller Disclosure Schedule

Schedule II — Purchaser Disclosure Schedule

Schedule III — List of Competitors

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INDEX OF EXHIBITS

Exhibit A — Form of Instrument of Transfer

Exhibit B — Form of Option Termination Agreement

Exhibit C — Form of Separation Agreement

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made as of the 22nd day of January, 2014 by and between Renren Inc., an exempted company established under the laws of the Cayman Islands (the “Seller”), Nuomi Holdings Inc., an exempted company established under the laws of the Cayman Islands (the “Company” or “Nuomi”) and Baidu Holdings Limited, a company established under the laws of the British Virgin Islands (the “Purchaser”).

WHEREAS, as of the date hereof, the issued and outstanding share capital of the Company consists of 475,912,500 ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”), of which: (a) 165,961,527 are owned by the Seller; and (b) 309,950,973 are owned by the Purchaser. In addition, 49,087,500 Ordinary Shares are reserved for issuance under the Company’s Share Incentive Plan (as defined below).

WHEREAS, the parties contemplate a transaction pursuant to which, upon the terms and subject to the conditions set forth herein, the Purchaser will purchase from the Seller, and the Seller will sell to the Purchaser, all of the Sale Shares (as defined below) for the purchase price as set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, the parties hereto have executed a transition services agreement, pursuant to which the Seller agrees to provide certain transition services to the Company and the Purchaser.  WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements, and to prescribe certain conditions, with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.                                    Purchase and Sale of Ordinary Shares; Closing.

1.1                             Purchase and Sale of Ordinary Shares. Upon the terms and subject to the conditions set forth herein, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, 165,961,527 Ordinary Shares (the “Sale Shares”), representing 31.61% of the total issued and outstanding Ordinary Shares on a fully-diluted basis as of the date hereof, for an amount equal to the sum of US$68,065,714 (the “Purchase Price”) payable as provided in Section 1.2 hereof.

1.2                             Closing; Delivery.

(a) The closing of the transactions contemplated by Section 1.1 hereof, except the payment by the Purchaser of a portion of the Purchase Price as set forth in Section 1.2(c) below (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong -2- Kong, as soon as possible, but in no event later than five (5) Business Days after fulfillment or waiver, if permissible, of each of the conditions set forth in Articles 5 and 6 (other than those conditions which are to be satisfied only at Closing), or at such other time and date as the Seller and the Purchaser mutually agree in writing (the “Closing Date”).

(b)                               On the Closing Date, the Seller shall deliver to the Purchaser:

(i)                                   one or more original certificates representing the Sale Shares, which Sale Shares shall be free and clear of all Liens;

(ii)                                the original instruments of transfer in favor of the Purchaser of the Sale Shares substantially in the form attached hereto as Exhibit A and such other documents as are required under the laws of the Cayman Islands in order to effect the transfer of the Sale Shares contemplated herein;

(iii)                             the original option termination agreements (the “Option Termination Agreements”) dated the Closing Date with each of Mr. Liu Jian and Mr. Joseph Chen, each in the form attached hereto as Exhibit B;

(iv)                            the original escrow agreement on terms reasonably acceptable to the Seller and the Purchaser (the “Escrow Agreement”) dated the Closing Date duly executed by the Seller; and

(v)                               all necessary authorization approving the execution and delivery of this Agreement and the performance of all obligations of the Seller hereunder.

(c)                                On the Closing Date, the Purchaser shall:

(i)                                   pay to the Seller an amount equal to US$49,605,857 by wire transfer to a bank account designated by the Seller at least three (3) Business Days prior to the Closing;

(ii)                                pay to the Seller an amount equal to US$18,459,857 (the “Escrow Amount”) by wire transfer to an escrow account designated pursuant to the Escrow Agreement, and such amount shall be released by the escrow agent on the second anniversary of the Closing Date (the “Final Payment Date”) to the Seller on the terms and conditions of the Escrow Agreement; and

(iii)                             deliver to the Seller the original Escrow Agreement dated the Closing Date duly executed by the Purchaser.

2.                                    Representations and Warranties of the Seller. Except as disclosed in Schedule I attached hereto (the “Seller Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Seller Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent to the Purchaser that such information is relevant to such other section or subsection), the Seller hereby represents and warrants as of the date hereof and as of the Closing (except to the extent made only as of a specified date, in which case as of such date) to the Purchaser that:

2.1                             Organization, Good Standing and Qualification. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority necessary to own, lease and operate the assets and properties it now owns, leases and operates, and to carry on its business as presently conducted or proposed to be conducted.

2.2                             Title to Sale Shares. The Seller is the legal owner of, and is entitled to transfer the full legal ownership of the Sale Shares, and, upon delivery of the Sale Shares by the Seller to the Purchaser at Closing, the Sale Shares will have no restrictions on transferability and no person other than the Purchaser will have any rights with respect to the Sale Shares. All of the Sale Shares have been duly authorized, validly issued and fully paid in accordance with applicable Laws, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

2.3                             Share Restrictions. Other than the Shareholders Agreement, which is to be terminated at Closing, the Seller is not a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, or shareholders agreement with respect to the sale or voting of any securities of the Company.

2.4                             Authorization. All corporate actions on the part of the Seller and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Seller hereunder, including the delivery of the Sale Shares to the Purchaser, have been or will be taken prior to the Closing. This Agreement has been duly and validly executed and delivered by the Seller and, assuming due authorization, execution and delivery hereof by the Purchaser, constitute valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.5                             Non-Contravention. The execution, delivery, and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and will not (i) result in any violation of, be in conflict with, require a consent under, or constitute a default under, with or without the passage of time or the giving of notice or otherwise, (A) any provision of the business license, memorandum of association or articles of association, as appropriate, or equivalent constitutive documents of the Seller as in effect at the Closing, (B) any provision of any Order to which the Seller is a party or by which it is bound, or (C) any Law applicable to the Seller.

2.6                             Governmental Consents and Filings. Except as set out in Section 2.6 of the Seller Disclosure Schedule, no consent, approval, order or authorization of, or notification, registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Seller in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable Cayman Islands, U.S. state and federal laws.

2.7                             The Seller Services. Section 2.7 of the Seller Disclosure Schedule lists all material services and other support currently provided by the Seller to the Company.

2.8                             Accuracy; Disclosure Generally. To the Seller’s Knowledge, the representations and warranties made by the Seller to the Purchaser set forth in this Agreement (including the Seller Disclosure Schedule and exhibits attached hereto) do not include an untrue statement or omit to state any material fact necessary to make them, when taken together and in light of the circumstances in which they were or are made, not misleading in any respect.

3.                                    Representations and Warranties of the Purchaser. Except as set forth in Schedule II attached hereto (the “Purchaser Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Purchaser Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent to the Seller that such information is relevant to such other section or subsection), the Purchaser hereby represents and warrants as of the date hereof and as of the Closing (except to the extent made only as of a specified date, in which case as of such date) to the Seller that:

3.1                             Authorization. All corporate action on the part of the Purchaser and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Purchaser hereunder will be taken prior to the Closing. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery hereof by the Seller, constitute valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2                             Purchase Entirely for Own Account. The Purchaser is acquiring the Sale Shares for investment for the account of the Purchaser or the Purchaser’s Affiliates, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, other than to its Affiliates. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person, with respect to any of the Sale Shares.

3.3                             Due Diligence Investigation. The Purchaser acknowledges and agrees that it has had an opportunity to discuss the business, management, operations and finances of Nuomi with its representatives, officers, directors, employees, agents and Affiliates, and has had an opportunity to inspect the facilities of Nuomi. The Purchaser has conducted its own independent investigation of Nuomi, and based thereon, has formed an independent judgment concerning Nuomi and its businesses and operations. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated, the Purchaser has relied solely upon its own investigation and the representations and warranties of the Seller as set forth in Article 2 of this Agreement and Article 2 of the Original Share Purchase Agreement (and acknowledges and agrees that the Seller hereby disclaims any and all other express or implied representations and warranties made by or on behalf of the Seller, or its Affiliates, agents or representatives) and has not relied upon any other information provided by, for or on behalf of the Seller, or its Affiliates, agents or representatives, to Purchaser in connection with the transactions contemplated by this Agreement. For avoidance of doubt, the Purchaser acknowledges and agrees that no representations or warranties, express or implied, are made by or on behalf of the Seller, or its Affiliates, agents or representatives with respect to any projection or forecast regarding future results or activities or the probably success or profitability of Nuomi.

4.                                    Pre-Closing Covenants.

4.1                             Notices of Certain Matters. Prior to the Closing, (i) the Seller shall give prompt written notice to the Purchaser of the occurrence or non-occurrence of any event known to the Seller the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in Article 2 to be materially untrue, or of the failure of the Seller to comply with or satisfy any covenant or agreement under this Agreement and (ii) the Purchaser shall give prompt written notice to the Seller of the occurrence or non-occurrence of any event known to the Purchaser the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in Article 3 to be materially untrue, or of the failure of the Purchaser or the Company to comply with or satisfy any covenant or agreement under this Agreement; provided that the delivery of any notice pursuant to this Section 4.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

4.2                             Commercially Reasonable Best Efforts to Complete. Subject to the terms and conditions of this Agreement, each party to this Agreement will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental or Regulatory Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental or Regulatory Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. The Seller and the Purchaser shall cooperate with one another (x) in determining whether any action by or in respect of, or filing with, any Governmental or Regulatory Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (y) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

4.3                             Public Announcements. The Seller and the Purchaser shall be entitled to make appropriate filings and disclosures to the U.S. Securities and Exchange Commission concerning the transactions contemplated by this Agreement. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by applicable law, regulation or requirement of any Governmental or Regulatory Authority or any listing agreement with any securities exchange, in which case the party required to make the press release or public statement shall use reasonable efforts to allow the other party hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party) will not issue any such press release or make any such public statement prior to such consultation.

4.4                             Repayments of the Promissory Note and Intercompany Loan. By the Closing Date or the fifteenth (15th ) Business Day following the date hereof, whichever is earlier, (a) the Purchaser will cause the Domestic Entity to pay to the Seller or its applicable Affiliates (other than the Group Companies), all amounts outstanding (including principal plus any accrued interest) under the Intercompany Loan, and thereafter (b) the Seller shall pay to the Company all amounts outstanding (including principal plus any accrued interest) under the Promissory Note (as defined in the Original Share Purchase Agreement).

5.                                    Conditions of the Purchaser’s Obligations at Closing. The obligations of the Purchaser to the Seller to purchase the Sale Shares under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by the Purchaser:

5.1                             Representations and Warranties. The representations and warranties of the Seller contained in Article 2 shall be true and correct (disregarding all qualifications or limitations as to “materiality” or other similar qualifiers set forth therein) in all respects as of the date hereof and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure of any such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Original Purchaser Agreement).

5.2                             Performance. The Seller shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3                             No MAE. Since the date hereof, no event, occurrence, change, effect or condition of any character shall have occurred following the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

5.4                             Officer’s Certificate. The Chief Executive Officer of the Seller shall have delivered to the Purchaser a duly executed certificate reasonably acceptable to the Purchaser, dated as of the Closing Date, certifying to the effect that the conditions set forth in Sections 5.1 and 5.2 have been satisfied as of the Closing.

5.5                             Approvals and Consents. All authorizations, approvals, consents or permits of any competent Governmental or Regulatory Authority that are required to be obtained by any Group Company or Shareholders before the Closing in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained and effective as of the Closing.

5.6                             Boards of Directors. The Seller shall have delivered to the Purchaser an original letter of resignation executed by each member of the board of directors of each Group Company who was nominated or appointed by the Seller, whose resignation shall become effective upon the Closing.

5.7                             VIE Structure. The Seller shall have delivered all signature pages, duly executed, and other documents and information required of the Seller for the transfer of 40% of the equity interests of the Domestic Entity from the existing nominee of the Seller (the “Renren Nominee”, namely Mr. Liu Jian) to a nominee of the Purchaser (the “Baidu Nominee”) at a price based on appraisal of the Domestic Entity and acceptable to the Purchaser (the “Share Transfer”). The Seller shall also have delivered all signature pages, duly executed, and other documents and information required of the Seller for the amendment of the articles of association of the Domestic Entity and the WFOE, the resignation of all the directors, supervisors, legal representatives and general managers (as applicable) nominated by the Seller in the WFOE and the Domestic Entity, and the termination of the relevant portions of the original VIE Agreements.

5.8                             Termination of Services by Certain Members of the Company’s Management. Mr. Shen Boyang shall have executed and delivered to the Company, and the Company shall have received from Mr. Shen Boyang and delivered to the Purchaser, the original separation agreement in the form attached hereto as Exhibit C (the “Separation Agreement”) and each of Mr. Liu Jian and Mr. Joseph Chen shall have executed and delivered to the Company, and the Company shall have received from the foregoing individuals, the Option Termination Agreements. The transactions contemplated in the aforementioned agreements including without limitation that: (i) all compensation payable to each of Mr. Shen Boyang, Mr. Liu Jian and Mr. Joseph Chen under the Separation Agreement or the applicable Option Termination Agreement, as the case may be, shall have been paid, including without limitation that (x) the non-competition compensation provided under the Separation Agreement with an amount of RMB409,200 has been fully paid by the Seller to the Company or the Domestic Entity and (y) Mr. Shen Boyang shall have executed and delivered to the Company a confirmation letter in form satisfactory to the Purchaser indicating that he has received any and all compensation for option termination provided under the Separation Agreement; (ii) each of Mr. Shen Boyang, Mr. Liu Jian and Mr. Joseph Chen shall have fully released all claims he has or may have against each of the Purchaser and any applicable Group Company and its shareholders, directors, officers, employees or agents under any contract, in tort or otherwise; and (iii) each option issued to each of the aforementioned individuals by any Group Company shall have been irrevocably terminated in accordance with the terms of the Separation Agreement or the applicable Option Termination Agreement, as the case may be, irrespective of whether such option is vested at the time of the Closing, shall have been completed in a manner and with supporting evidence, in each case reasonably acceptable to the Purchaser.

5.9                             Closing Deliverables. All deliverables to be delivered by the Seller pursuant to Section 1.2(b) shall have been delivered.

6.                                    Conditions of the Seller’s Obligations at Closing. The obligations of the Seller to the Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by the Seller:

6.1                             Representations and Warranties. The representations and warranties of the Purchaser contained in Article 3 shall be true and correct (disregarding all qualifications or limitations as to “materiality” or other similar qualifiers set forth therein) in all respects as of the date hereof and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure of any such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.2                             Performance. All covenants, agreements, obligations and conditions contained in this Agreement to be performed or complied with by the Purchaser on or prior to the Closing shall have been performed or complied with in all material respects.

6.3                             Approvals and Consents. All authorizations, approvals, consents or permits of any competent Governmental or Regulatory Authority that are required to be obtained by any Group Company or Shareholders before the Closing in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained and effective as of the Closing.

6.4                             Closing Deliverables. All deliverables to be delivered by the Purchaser pursuant to Section 1.2(c) shall have been delivered.

7.                                    Post-Closing Covenants.

7.1                             Tax Matters. The Seller shall submit required Tax filings in connection with the transactions contemplated herein in a timely manner pursuant to the applicable Laws. As soon as practicable but in any event within three (3) months after the Closing Date and the Final Payment Date, as applicable, the Seller shall pay all Taxes payable under the applicable Laws, including without limitation PRC Guo Shui Han [2009] No. 698, in connection with the transactions contemplated herein and shall have delivered to the Purchaser evidence of such payments reasonably acceptable to the Purchaser immediately thereafter.

7.2                               Non-Competition and Non-Solicitation. During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, the Seller shall not, and shall cause each of its Affiliates not to:

(a)                               engage in, carry on, invest in the equity securities of, or otherwise enter into any formal or informal business alliance with any entity listed in the Schedule III attached hereto;

(b)                               solicit for itself or any other entity other than a Group Company the business or any past or current customer or client or other business partner of any Group Company; or

(c)                                directly or indirectly employ any employee of any Group Company or persuade, solicit or encourage such employee to leave such Group Company’s employ;

provided, however, that, for the purposes of Sections 7.2(b) and 7.2(c), such solicitation or inducement shall not include any general advertisement by the Seller or any of its Affiliates for employment by it, to the extent that such general advertisement is directed at the general public and not at any (i) customers, clients, suppliers, agents or other Persons under contract or otherwise associated or doing business with any Group Company, or (ii) any employee of any Group Company.

The parties agree and acknowledge that the geographic scope and duration of the non-competition and non-solicitation obligations under this Section 7.2 are reasonable in light of the business of the Group Companies and the consideration paid to the Seller under this Agreement. In the event a court of competent jurisdiction determines that the provisions of these covenants are excessively broad as to duration, geographical scope or activity, it is expressly agreed that these covenants shall be construed so that the remaining provisions shall not be affected but shall remain in full force and effect, and any such over-broad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

8.                                    Indemnity.

8.1                             Indemnity.

(a)                               From and after the Closing, the Seller agrees to indemnify and hold harmless the Purchaser and its Affiliates and each of their respective officers, directors, partners, members, managers and agents (each, an “Indemnified Party”, and collectively, the “Indemnified Parties”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (i) any inaccuracy in or breach of the representations or warranties made by the Seller in Article 2 of this Agreement or in any certificate delivered by or on behalf of the Seller pursuant to this Agreement, or (ii) any breach of agreements or covenants made by the Seller in this Agreement.

(b)                               From and after the Closing, the Seller agrees to indemnify and hold harmless the Indemnified Parties for, from and against (i) any and all liabilities for PRC Taxes imposed upon, incurred by or asserted against any of the Indemnified Parties, arising from or attributable to the receipt of the Sale Shares by the Purchaser pursuant to this Agreement (the “Tax Liabilities”) and (ii) any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, interests, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the Tax Liabilities. For the avoidance of doubt, the term “Tax Liabilities” shall include any and all liabilities for PRC Taxes suffered by any of the Indemnified Parties as a result of the payments described in clause (i) above, including without limitation, any liability for withholding Taxes.

8.2                             Notification and Cooperation. An Indemnified Party shall give written notice to the Seller of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Seller of its obligations under this Article 8 unless and to the extent that the Seller shall have been actually prejudiced by the failure of the Indemnified Party to so notify the Seller. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at the cost and expense of the Seller, counsel and participate in the defense thereof. If the Seller participates in the defense of any claim, all Indemnified Parties shall thereafter deliver to the Seller copies of all notices and documents (including court papers) received by the Indemnified Parties relating to the claim, and shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Seller’s request) the provision to the Seller of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Seller shall not unreasonably withhold, delay or condition its consent. The Seller further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

8.3                             No Qualification or Limitation. For purposes of the indemnity contained in Section 8.1(a), all qualifications and limitations set forth in the parties’ representations and warranties as to “materiality” and words of similar import, shall be disregarded in determining the amount of Losses in respect of any breach of any representation or warranty under this Agreement.

8.4                             Further Limitations. The Seller shall not be required to indemnify the Indemnified Parties pursuant to Section 8.1(a)(i) (other than claims with respect to the Fundamental Representations) unless and until the aggregate amount of all Losses incurred with respect to all claims pursuant to Section 8.1(a)(i) exceeds US$100,000 (the “Basket”), in which event the Seller shall be responsible for the entire amount of such Losses. The aggregate amount of Losses for which the Seller is obligated to indemnify the Indemnified Parties pursuant to Section 8.1(a)(i) of this Agreement (other than Losses in connection with any breach of any of the Fundamental Representations) shall not exceed US$5,000,000.

8.5                             Setoff. Notwithstanding anything herein to the contrary, in the event the Seller shall become liable to the Purchaser for (i) any Loss under and as defined herein, (ii) any Loss under and as defined and in accordance with the Original Share Purchase Agreement or (iii) any Tax Liabilities or any losses arising out of the Tax Liabilities, the Purchaser is entitled, in each case, at any time and from time to time, and to the fullest extent permitted by Law, to set off and apply any portion of the Escrow Amount against any portion of any such losses (whether arising hereunder or under the Original Share Purchase Agreement), irrespective of whether the Purchaser shall have made any demand under this Agreement or the Original Share Purchase Agreement. The rights of the Purchaser under this Section 8.5 is in addition to any other rights or remedies the Purchaser may have.

8.6                             Survival. The obligations of the Seller under this Article 8 shall survive the transfer or redemption of the Sale Shares, or the Closing or termination of this Agreement; provided that in the event of any transfer of the Sale Shares to a third party that is not an Affiliate of the Purchaser, the Seller shall have no obligations under this Article 8 to such transferee.

8.7                             Exclusive Right. With the exception of claims based upon Fraud or willful misconduct, resort to indemnification under this Article 8 will be the exclusive right and remedy of Indemnified Parties from and after the Closing Date for Losses or Tax Liabilities or other damages under this Agreement (it being understood that nothing in this Section 8.7 or elsewhere in this Agreement will affect the Purchaser’s rights to equitable remedies to the extent available). None of the parties hereto shall, in any event, be liable or otherwise responsible to any other party hereto (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof. The indemnification rights contained in this Article 8 are not limited or deemed waived by any investigation or knowledge by the Indemnified Parties prior to Closing.

8.8                             Sole Liability. The Seller hereby acknowledges and agrees that, effective upon the Closing Date, it shall be solely liable for any Losses (as such term is defined in the Original Share Purchase Agreement) arising out of (a) any inaccuracy in or breach of the representations or warranties made by the Seller or the Company in Article 2 of the Original Share Purchase Agreement or in any certificate delivered by or on behalf of the Seller or the Company pursuant to the Original Share Purchase Agreement, in each case, as of the date of the Original Share Purchase Agreement and as of the closing date thereunder, or (b) any breach of agreements or covenants made by the Seller or the Company in the Original Share Purchase Agreement, in each case, in accordance with the terms of the Original Share Purchase Agreement, and that the Company shall not be liable for any such Losses. For the avoidance of doubt, the Losses in the preceding sentence shall be in respect of 100% of share capital of the Company and not limited to the New Shares (as such term is defined in the Original Share Purchase Agreement) issued to the Purchaser thereunder but shall remain subject to all other limitations, including survival periods, as set forth in the Original Share Purchase Agreement, provided that, notwithstanding anything to the contrary in the Original Share Purchase Agreement, the aggregate amount of Losses for which the Seller is obligated to indemnify thereunder (other than Losses in connection with any breach of representations and warranties of the Seller and the Company contained in Sections 2.1, 2.2, 2.3, 2.4, 2.15, 2.20, or 2.21 thereof) shall not exceed US$25,000,000, and the Losses in connection with any breach of representations and warranties made by the Seller and the Company in Sections 2.15, 2.20 and 2.21 thereof shall not exceed US$70,000,000. The Seller hereby further acknowledges that it shall be solely liable for all obligations set forth in the Original Share Purchase Agreement as joint and several obligations of the Seller and the Company, and that the Company shall not be liable for any such obligations. The Purchaser hereby acknowledges that as of the date hereof it is not and has not been aware of any inaccuracy in or breach of the representations or warranties made by the Seller or the Company in the Original Share Purchase Agreement.

9.                                    Miscellaneous.

9.1                             Survival. The covenants of parties hereto contained in or made pursuant to this Agreement shall survive the Closing up to and until the latest date a claim may arise and/or be brought with respect to any breach of such covenant under applicable Laws. Each of the representations and warranties contained in or made pursuant to this Agreement shall survive the Closing but only for a period of thirty-six (36) months following the Closing; provided that each Fundamental Representation shall survive the Closing up to and until the latest date a claim may arise and/or be brought with respect to any breach of such Fundamental Representation under applicable Laws.

9.2                             Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below:

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the purpose of Section 7.2, the Affiliates of the Seller shall include Mr. Liu Jian and Mr. Joseph Chen.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in the Cayman Islands, the PRC or the Hong Kong Special Administrative Region are authorized or required by applicable law to close.

“Fraud” means actual fraud involving a knowing and intentional misrepresentation and omission of a fact material to the transactions contemplated by this Agreement made with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party has relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or omission or a similar theory) under applicable tort laws.

“Fundamental Representations” means the representations and warranties of the Seller contained in Sections 2.1, 2.2, 2.3 and 2.4.

“Governmental or Regulatory Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Knowledge” including the phrase “to the Seller’s Knowledge” shall mean the actual knowledge of any of the directors or officers of the Seller after due inquiry of the relevant employees of the Seller.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental or Regulatory Authority.

“Lien” means any lien, adverse right or claim, charge, option, pledge, covenant, title defect, security interest or other encumbrances of any kind.

“Order” means any injunction, judgment, decree, order, ruling, assessment or writ of any Governmental or Regulatory Authority.

“Original Share Purchase Agreement” means that share purchase agreement dated as of August 23, 2013 by and among the Seller, the Purchaser and the Company.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“PRC” means the People’s Republic of China but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the island of Taiwan.

“Share Incentive Plan” means the Share Incentive Plan adopted by the Company on October 25, 2013.

“Share Transfer” means the transfer of 40% of the equity interests of the Domestic Entity from the existing nominee of the Seller (namely Mr. Liu Jian) to a nominee of the Purchaser at a price based on appraisal of the Domestic Entity and acceptable to the Purchaser.

“Shareholders Agreement” means the Shareholders Agreement, dated October 25, 2013, by and among the Company, the Purchaser and the Seller.

“Tax” or “Taxes” means (i) any tax, duty, custom, fee, assessment charge, or other levy separately or jointly due or payable to, or levied or imposed by, any Governmental or Regulatory Authority, including income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital, capital gains, capital stock, goods and services, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, transaction, registration, value added, alternative/add-on minimum, estimated or other tax, duty, charge, custom, governmental fee, assessment or other levy of any kind whatsoever, including any interest, penalty, fine or addition thereto, and any interest with respect to such addition or penalty, and (ii) any liability for the payment of any amounts described in clause (i) for or to any other Person as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a transferee or successor, by contract, or otherwise, including as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in clause (i).

9.3                             Transaction Fees and Expenses. Each party shall be responsible for its own fees and expenses (including any Tax) incurred in connection with this Agreement.

9.4                             Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Neither party may assign or delegate this Agreement, or any of the rights or obligations hereunder, in whole or in part, nor voluntarily or by operation of law, without the prior written consent of the other party, which consent shall not unreasonably be withheld. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.5                             Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

9.6                             Counterparts. This Agreement may be executed in any number of counterparts, including counterparts delivered by facsimile transmission or in scanned format through e-mail, each of which shall be deemed an original and all of which together shall constitute one instrument.

9.7                             Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.8                             Requests and Notices. Any request or notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or by fax (upon customary confirmation of receipt), or 48 hours after being deposited as certified or registered mail, with postage prepaid, -15- addressed to the party to be notified at such party’s address as set forth on the signature page hereto, or as subsequently modified by written notice, and

(a)                               if to the Seller:

23/F Jing An Center

No.8 North Third Ring Road East

Chao Yang District, Beijing, P. R. China 100028

Attention: Xiangzhi Bao, Director-Legal Affairs

Facismile: +86 10 5108 5666

With a copy to (which copy shall not constitute notice):

RenrenCorporateLegalNotices@renren-inc.com

and

K&L Gates LLP

1717 Main Street, Suite 2800

Dallas, TX 75201

Attention: Wilson Chu/Jessica Pearlman

Facsimile: +1 214 939 5849/+1 206 370 6150

E-mail:

Wilson.Chu@klgates.com/Jessica.Pearlman@klgates.com

(b)                               if to the Purchaser:

Baidu Campus

No. 10 Shangdi 10th Street

Haidian District, Beijing 100085

The People’s Republic of China

Attn: Hesong Tang

Facsimile: +86 10 5992 0000

With a copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meager & Flom LLP

30/F China World Office 2

No. 1 Jianguomenwai Avenue, Beijing 100004, China

Attention: Peter Huang/Daniel Dusek

Facsimile: +86 10 6535 5577

Email: peter.huang@skadden.com/daniel.dusek@skadden.com

(c)                                if to the Company:

c/o Baidu Holdings Limited

Baidu Campus

No. 10 Shangdi 10th Street

Haidian District, Beijing 100085

The People’s Republic of China

Attn: Hesong Tang

Facsimile: +86 10 5992 0000

With a copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meager & Flom LLP

30/F China World Office 2

No. 1 Jianguomenwai Avenue, Beijing 100004, China

Attention: Peter Huang/Daniel Dusek

Facsimile: +86 10 6535 5577

Email: peter.huang@skadden.com/daniel.dusek@skadden.com

9.9                             Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties hereto.

9.10                      Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded so as reasonably to effect the intent of the parties hereto and (c) the balance of the Agreement shall be enforceable in accordance with its terms. The parties further agree to use good faith efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.11                      Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.12                      Entire Agreement. This Agreement and the documents referred to herein, including without limitation the Original Share Purchase Agreement, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

9.13                      Dispute Resolution.

(a)                               Negotiation Between Parties; Mediation. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of both parties, then each party that is a company shall nominate one authorized officer as its representative. The parties or their representatives, as the case may be, shall, within 30 days of a written request by either party to call such a meeting, meet in person and shall attempt in good faith to resolve the dispute. If the dispute cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within 30 days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than formal arbitration. If an alternative method of dispute resolution is not agreed upon in the one day mediation, either party may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below. This procedure shall be a prerequisite before taking any additional action hereunder.

(b)                               Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, subject to subsection (c) below, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b), subject to the following: (i) the arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules; and (ii) the language of the arbitration shall be English. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(c)                                Specific Performance. The parties hereto agree that the Purchaser would suffer irreparable damage if any provision of this Agreement were not performed in accordance with the terms hereof and that, notwithstanding anything to the contrary herein, the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

[Signature Pages Follow]

The parties have executed this Share Purchase Agreement as of the date first written above.

PURCHASER:

BAIDU HOLDINGS LIMITED

By:	/s/ Robin Li
Name:
Title:

SELLER:

RENREN INC.

By:	/s/ Joseph Chen
Name:
Title:

COMPANY:

NUOMI HOLDINGS INC.

By:	/s/ Yu Jin
Name:
Title:

[Signature Page to Share Purchase Agreement]